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                                                                [WHIRLPOOL LOGO]

              WHIRLPOOL TAKES STEPS TO ENHANCE GLOBAL LEADERSHIP
             POSITION IN RESPONSE TO CHANGING BUSINESS ENVIRONMENT

 Company Expects Lower Fourth-Quarter Earnings and Plans Global Restructuring

     BENTON HARBOR, Mich. - Dec. 13, 2000 - Whirlpool Corporation (NYSE: WHR) today announced a series of actions designed to enhance its global leadership position and performance while allowing it to deal with a challenging appliance industry environment.

     "Appliance industry shipment declines in North America and a broad industry slowdown in Europe have been far more pronounced than previously forecasted," said Whirlpool Chairman and CEO David R. Whitwam. "Consequently, we now expect that our fourth quarter 2000 earnings will approximate third quarter 2000 levels." Whitwam also said that the company plans to take a series of restructuring charges in 2001 to structurally reduce its cost base. The charges may total between $300 and $350 million. The restructuring will involve a significant reduction in personnel globally, as well as a reduction and reconfiguration of the company's global operations. In addition, the company plans to reduce its selling, general and administrative (SG&A) costs by $100 million during the next two years. According to Whitwam, the combined effect of these actions are expected to yield annual savings of $225 to $250 million when fully implemented.

     "We are taking these actions to extend Whirlpool's global leadership position, which is built on strong, consumer preferred brands and our unique global reach," Whitwam said. "Despite our aggressive actions during the last several months, we continue to face industry and economic conditions that have led to intensified price competition, rising material costs, and slowing or declining demand. The actions announced today will allow us to drive continuing performance improvements and will better align our brand, products and operations with our markets globally."

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Whirlpool announces actions - add one
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     Whitwam continued, "These steps, which follow a three-percentage point reduction in SG&A during the last three years, are also expected to enable us to continue our significant investments in our brands as well as innovative products and services for our customers."

Current Market Conditions
-------------------------

     Whirlpool North America is facing an overall decline in the appliance market and continues to see competitive pricing pressures. The North American appliance industry is expected to be down 7 to 8 percent in the fourth quarter versus the same period in 1999. Earlier company guidance forecasted a fourth quarter decline of 2 to 3 percent in industry shipments.

     Whirlpool Europe continues to experience slowing market demand, intense pricing pressures and rising material costs. The resulting cost increases combined with lower sales prices are expected to pressure profit margins in the fourth quarter.

     Whirlpool Latin America continues to show improvement in the fourth quarter as consumer demand rises and customers respond positively to an array of new product introductions under the Brastemp and Consul brands.

     Whirlpool Asia continues to report solid performance improvements and will post record revenues and earnings for the fourth quarter and full year 2000.

Future Outlook
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     The company expects a continuation of the challenging North American and
European industry environment for most of the first half of 2001, with positive trends developing in the second half of the year.

     For full-year 2001 the company currently expects North American industry shipments to be flat versus 2000. The company currently expects European appliance industry shipments to grow 2 percent in 2001, while industry shipments in Latin American and Asia are expected to grow between 5 and 8 percent.

     "We believe that we can deliver a full-year earnings performance, excluding restructuring charges, that is in-line with our stated goal of 15 percent year-over-year earnings per share growth," Whitwam said.

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Whirlpool announces actions - add two
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     Given the expected appliance industry conditions in 2001, the company expects that its performance in the first half will be lower than the first six months of 2000, but it expects to see substantial performance improvements in the second half of the year.

     "As we look at the first quarter of 2001, we see a continuation of the challenging industry environment and expect that our first-quarter performance will be in-line with our expected fourth quarter 2000 performance," added Whitwam. "However, in subsequent quarters we expect to deliver margin expansion and improving profitability."

     Whitwam continued, "We are confident that the steps we've announced today are the right ones at the right time. These actions, combined with our forecast for positive economic and industry change in the second half of 2001, will allow us to drive full year earnings improvement. In addition, we will continue to invest in our business strategies, which are centered on serving customers globally with innovative products and services under our leading brand names."

     At 9 a.m. (EST) today the company will be hosting a conference call, which can be heard live on the Internet by visiting www.WhirlpoolCorp.com and clicking on the "Investors" button and then the "Conference Call Audio" menu item.

     Whirlpool Corporation is the world's leading manufacturer and marketer of major home appliances. Headquartered in Benton Harbor, the company manufactures in 13 countries and markets products under 11 major brand names in more than 170 countries. Additional information about the company can be found on the Internet at www.WhirlpoolCorp.com.

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Media                                     Financial
Christopher Wyse                          Thomas Filstrup
616-923-3417                              616-923-3189
christopher_j_wyse@email.whirlpool.com    thomas_c_filstrup@email.whirlpool.com

This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the expected appliance industry results for 2000 noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors are listed in the company's most recently filed Form 10-Q and/or Form 10-K.